Exhibit 99.1

Summary of Non Binding Terms

This preliminary, non-binding draft term sheet contains certain key terms of a possible merger involving MGT Capital Investments, Inc. (“MGT”) and Bit5ive LLC (“BIT5”). Neither this term sheet nor any action taken in connection with this term sheet shall create any legal or equitable duty or obligation by MGT or BIT5 to continue any discussions or negotiations or to pursue or enter into any transaction or relationship of any nature.

Transaction and Structure:	●	BIT5 will merge with and into a newly formed wholly-owned subsidiary of MGT, with BIT5 being the surviving company. After the closing of the merger, the pre-merger shareholders of MGT will own between twenty percent (20%) and thirty percent (30%) of the equity of MGT on a fully diluted basis and the members of BIT5 will own between seventy percent (70%) and eighty percent (80%) of the equity of MGT on a fully diluted basis.

Consideration:	●	At Closing, the percentage noted above will be calculated based on the net cash on BIT5’s balance sheet. Specifically, if BIT5 has $3.0 million or less net cash, MGT will issue BIT5 stockholders MGT Common Stock equal to 70% of the fully diluted equity securities of MGT, on a post-closing basis. If BIT5 has $10.0 million or more net cash, MGT will issue BIT5 stockholders MGT Common Stock equal to 80% of the fully diluted equity securities of MGT, on a post-closing basis. Amounts of net cash between $3.0 million and $10.0 million shall be treated on a proportionate basis.

Funding Pending Closing	●	Pending closing of the merger, BIT5 shall be entitled to raise capital from third parties by selling membership interests in BIT5 to accredited investors. If the closing of the merger does not occur, any capital raised by BIT5 shall have no equity ownership or rights in MGT, and MGT shall have no ownership rights in BIT5.

Continued Ordinary Business	●	From the execution of a definitive merger agreement until the Closing of the merger, each party shall continue to operate in the ordinary course of business, shall not issue dividends or distributions, and there shall be no sale or disposition of assets by either party without mutual approval.

MGT CAPITAL INVESTMENTS, INC. (OTC: MGTI)

150 Fayetteville Street - Suite 1110 Raleigh, NC 27601

tel: (914) 630-7430 email: ir@mgtci.com web: www.mgtci.com

Breakup Fees:	●

Following execution of a definitive merger agreement, if the merger does not close due to circumstances beyond either party’s control on or before March 31, 2023, neither party shall receive any damages or compensation. If the merger does not close due to a breach by MGT, or by the exercise of a “fiduciary out” clause by MGT, MGT shall immediately upon termination pay to BIT5 a breakup fee to be negotiated in the Definitive Agreement. If the merger does not close due to a breach by BIT5, BIT5 shall immediately pay MGT a breakup fee to be negotiated.

Securities Law Compliance:	●	MGT Common Stock issuable in connection with the transaction will not be registered on a Form S-4 registration statement or otherwise.

Tax Treatment:	●	The transaction is intended to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code for U.S. federal income tax purposes.

Representations and Warranties and Covenants:	●	The definitive merger agreement will contain customary representations, warranties, covenants, agreements, and indemnities for a transaction of this type.

Conditions to Execution of Definitive Agreement:	●	Approval of definitive merger agreement and all related agreements by the Board of Directors MGT and manager of BIT5.

	●	Satisfactory completion of due diligence reviews by the parties.

	●	Agreement to a separation agreement and legal indemnification agreement with the present CEO of MGT.

	●	Agreement to an employment agreement with Robert Collazo.

MGT CAPITAL INVESTMENTS, INC. (OTC: MGTI)

150 Fayetteville Street - Suite 1110 Raleigh, NC 27601

tel: (914) 630-7430 email: ir@mgtci.com web: www.mgtci.com

Conditions to Closing:	●	Receipt of all necessary governmental approvals, clearances and consents, including termination or expiration of Hart Scott Rodino waiting period, if required.

	●	Audited financials for BIT5 for 2020 and 2021.

	●	Conversion of all debt instruments and preferred stock of MGT and BIT5 into common stock.

	●	Receipt of all material third party consents and approvals.

	●	Approval of the transaction by the requisite vote of BIT5 members.

	●	Other customary conditions to closing, including truth of representations and warranties at signing and closing in all material respects, compliance with covenants in all material respects, and no occurrence of a material adverse change (“MAC”) in the business and the absence of any conditions which could reasonably be expected to result in a MAC in their business or the merger.

Other provisions:

Board Representation:	●

MGT shall have the right to designate one person to be a member of the MGT board of directions as of closing and the remaining four directors of MGT as of Closing shall be appointed by BIT5. The management of the companies going forward will be led by Robert Collazo as CEO of MGT and all subsidiaries.

Timing and Due Diligence:	●	MGT and BIT5 shall promptly commence due diligence and negotiation of the definitive merger agreement and related agreements.

Fees and Expenses:	●	Except as expressly stated in the definitive merger agreement, each party shall bear its own fees and expenses incurred in connection with the transaction.

MGT CAPITAL INVESTMENTS, INC. (OTC: MGTI)

150 Fayetteville Street - Suite 1110 Raleigh, NC 27601

tel: (914) 630-7430 email: ir@mgtci.com web: www.mgtci.com

AGREED TO AND ACCEPTED:

MGT CAPITAL INVESTMENTS, INC.

By:	/s/ Robert Ladd
Name:	Robert Ladd
Title:	Chief Executive Officer

BIT5IVE, LLC

By:
Name:	Robert Collazo
Title:	Manager

Date:	September 8, 2022

MGT CAPITAL INVESTMENTS, INC. (OTC: MGTI)

150 Fayetteville Street - Suite 1110 Raleigh, NC 27601

tel: (914) 630-7430 email: ir@mgtci.com web: www.mgtci.com